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                                                                      EXHIBIT 11

                           CALIFORNIA MICROWAVE, INC.

                       COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 THREE MONTHS ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                1996            1995
                                                              --------         -------
        PRIMARY - EPS:
        Net income (loss), as reported......................  $(25,395)        $ 3,648
                                                              ========         =======
        Average shares outstanding..........................    16,145          15,852
        Add -- Common stock equivalents of Company's stock
          options using the treasury stock method...........        --             277
                                                              --------         -------
        Average shares and equivalents -- Primary...........    16,145          16,129
                                                              ========         =======
        Net income per share -- Primary.....................  $  (1.57)        $   .23
                                                              ========         =======

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